EXHIBIT 99.7
AMENDMENT NO. 1 TO
AMERICAN CAMUS COMMUNITIES, INC.
2004 INCENTIVE AWARD PLAN
     WHEREAS, American Campus Communities, Inc., a Maryland corporation, has heretofore adopted the American Campus Communities, Inc. 2004 Incentive Award Plan (the “Plan”);
     WHEREAS, the Board has the authority to amend the Plan pursuant to Section 19(a) of the Plan;
     WHEREAS, Section 409A of the Code (“Code Section 409A”) was enacted on October 22, 2004, and related Treasury Regulations were published April 10, 2007 and are effective January 1, 2008, and are applicable to the Plan;
     WHEREAS, the Board has determined it to be advisable to amend the Plan’s terms to cause the Plan to comply with applicable provisions of Code Section 409A and the Treasury Regulations issued thereunder; and
     WHEREAS, the Company intends that this amendment to the Plan be interpreted and administered in accordance with Code Section 409A of the Code and any guidance issued thereunder.
     NOW, THEREFORE, the Plan is hereby amended as follows, effective on the date on which this Amendment is approved and adopted by the Board.
     1. Section 2(f) of the Plan is hereby amended and restated in its entirety to read as follows:
          “(f) “Change in Control” shall mean:
               (i) The acquisition by a person, or persons acting as a group, (other than the Company or any employee benefit plan of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities which, together with beneficial ownership held by such person or group, represents more than 50% of the voting securities of the Company entitled to vote generally in the election of directors, determined on a fully-diluted basis (“Company Voting Securities”); provided, however, that such acquisition shall not constitute a Change in Control hereunder if a majority of the holders of the Company Voting Securities immediately prior to such acquisition retain directly or through ownership of one or more holding companies, immediately following such acquisition, a majority of the voting securities entitled to vote generally in the election of directors of the successor entity;

               (ii) The date a majority of members of the Board of is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election ; or
               (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, if, following such Business Combination, any one person, or more than one person acting as a group, (a) acquires ownership of stock of the Company that, together with stock previously held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, or (b) acquires assets from the Company that have a total gross fair market value equal to or greater than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition.
It is the intent of the Company that the foregoing definition be consistent with the definition of “Change in Ownership or Effective Control” under the regulations promulgated under Section 409A of the Code, and shall be construed accordingly.”
     2. Section 6(a)(ii) of the Plan is hereby amended and restated in its entirety to read as follows:
     “(ii) Exercise Price. Subject to Section 6(b) hereof in the case of Incentive Stock Options, the exercise price per share of Stock for each Option shall be set by the Committee at the time of grant but shall not be less than one hundred percent (100%) of the Fair Market Value per share as of the date of grant.”
     3. Section 7(a) of the Plan is hereby amended and restated in its entirety to read as follows:
     “(a) General. Restricted Stock granted hereunder shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of each Restricted Stock grant shall be evidenced by a Restricted Stock Agreement, which agreements need not be identical. Subject to the restrictions set forth in Section 7(b), except as otherwise in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Cash dividends and stock dividends, if any, with respect to the Restricted Stock may shall be either currently paid currently to the Participant.”
     4. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to such terms in the Plan.

     IN WITNESS WHEREOF, this Amendment No. 1 to the American Campus Communities 2004 Incentive Award Plan has been executed as of this 2nd day of November, 2007, to be effective on the date on which this Amendment is approved and adopted by the Board.

AMERICAN CAMPUS COMMUNITIES, INC., a Maryland corporation

By:	/s/ William C. Bayless, Jr.

William C. Bayless, Jr.
President and Chief Executive Officer

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